Exhibit 5.1

[Steelcase Inc. Letterhead]

January 9, 2019

Steelcase Inc.
901 44th Street SE
Grand Rapids, Michigan 49508

Re:	Steelcase Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Assistant General Counsel and Assistant Secretary of Steelcase Inc., a Michigan corporation (the “Company”), and have acted as counsel to the Company in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of debt securities of the Company (the “Securities”), which may be issued in one or more series under the Indenture, dated as of August 7, 2006 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JP Morgan Trust Company, National Association), as trustee, which is filed as an exhibit to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, I have examined and relied upon a certificate, dated January 7, 2019, and bringdown thereof, dated January 9, 2019, from the Michigan Department of Licensing and Regulatory Affairs as to the existence and good standing of the Company.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion stated below.

Steelcase Inc.
January 9, 2019

In my examination, I have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that I did not independently establish or verify, I have relied upon statements and representations of other officers and representatives of the Company and others and of public officials.

I do not express any opinion with respect to the laws of any jurisdiction other than the Michigan Business Corporation Act (the “MBCA”).  I do not express any opinion with respect to the law of any jurisdiction other than the MBCA or as to effect of any such non-opined on laws on the opinion herein stated.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the Company has been duly incorporated and is validly existing and in good standing under the MBCA.

I hereby consent to the reference to my name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement.  I also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Liesl A. Maloney
Liesl A. Maloney
Assistant General Counsel and Assistant Secretary